Exhibit 10.2
SEPARATION AND RELEASE AGREEMENT
     THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made as of the 5th day of July, 2011, by and between Patrick R. Oenbring (the “Executive”) and Harvest Natural Resources, Inc. (the “Company”).
     WHEREAS, the Executive’s employment as an executive and employee of the Company terminated on July 5, 2011 (the “Termination Date”);
     WHEREAS, pursuant to Section 4(a)(2) of the Employment Agreement by and between the Company and the Executive dated effective January 1, 2009 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts which are described further in this Agreement; and
     WHEREAS, the Executive and the Company are executing this Agreement to evidence the termination of the Executive’s employment with the Company and all affiliates, the payments and other obligations of the Company in connection with the termination of the Executive’s employment and the Executive’s obligations in connection with the termination of the Executive’s employment.
     NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Termination Payments and Consideration.
          1.1 The Executive and the Company acknowledge and agree that the Executive incurred a Separation from Service, as that term is defined in Section 4(a)(2) of the Employment Agreement, from the Company on the Termination Date.
          1.2 The Executive acknowledges that: (i) the payments and terms (which are summarized on Appendix 1 hereto) set forth in Section 4(a)(2) of the Employment Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, including the Company’s Policy for Termination and Separation of Employment and (iii) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to the Executive.
          1.3 Prior to the Termination Date, the Company has issued to the Executive (i) a Stock Unit Award Agreement dated as of June 18, 2009 (the “Stock Unit Award Agreement”) which grants as of June 18, 2009 to the Executive 15,000 Stock Units (the “Stock Units”) and (ii) a Stock Appreciation Right Award Agreement dated as of June 18, 2009 (the “SAR Award Agreement”) which grants as of June 18, 2009 to the Executive a stock appreciation right (the “SAR”) with respect to 23,000 shares of the Company’s common stock, par value $0.01 per share (the “Company’s Common Stock”). The Company agrees that in consideration for the Executive executing this Agreement that (i) the Stock Unit Award Agreement has been amended to provide that all of the Forfeiture Restrictions (as that term is defined in the Stock Unit Award Agreement) to which the Stock Units are subject on the Termination Date shall lapse effective as of the Termination Date if this Agreement is not revoked or rescinded by the Executive and the Company shall pay the amount payable with respect to the Stock Units on July 15, 2011, and (ii) the SAR Award Agreement has been amended to provide that all of the vesting restrictions to which the SAR is subject on the Termination Date shall lapse effective as of the Termination Date if this Agreement is not revoked or rescinded by the Executive in which case the SAR will become fully vested on the Termination Date and may be exercised before 5:00 p.m. (Central Time) on July 5, 2012 and otherwise in accordance with the terms of the SAR Award Agreement. Notwithstanding any other provision of this Agreement, the Stock Unit Award Agreement or the SAR Award Agreement to the contrary, (i) the Executive will not be paid any amount under the Stock Unit Award Agreement with respect to any of the Stock Units and the Executive shall forfeit all rights to any such payment unless the period for revoking this Agreement shall have expired prior to July 15, 2011 and the Executive has not revoked or rescinded this Agreement prior to July 15, 2011, (ii) the Executive will not be entitled to exercise the SAR or receive any payment under the SAR or the SAR Award Agreement during the period that the Executive may revoke or rescind this Agreement and (iii) if the Executive revokes or rescinds this Agreement the Executive shall forfeit all rights to exercise the SAR or receive any payment under the SAR or the SAR Award Agreement and the SAR and the SAR Award Agreement shall terminate effective as of July 5, 2011. The Executive acknowledges that the vesting rights described above in this Section 1.3 constitute good and sufficient consideration of the mutual promises contained in this Agreement.
     2. Release and Covenant Not to Sue.
          2.1 The Executive, his heirs and representatives release, waive and forever discharge the Company, its predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, current and former employees, agents and attorneys, past and present and in their respective capacities as such (the Company and each such person or entity is each referred to as a “Released Person”) from all pending or potential claims, counts, causes of action and demands of any kind whatsoever or nature for money or anything else, whether such claims are known or unknown, that arose prior to the Executive’s signing this Agreement or that relate in any way to the Executive’s employment or termination of employment with the Company. This release includes, but is not limited to, any and all claims of race discrimination, sexual discrimination, national origin discrimination, religious discrimination, disability discrimination, age discrimination and unlawful retaliation and any and all claims under the following: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; Rehabilitation Act of 1973, 29 U.S.C. § 706, et seq.; any state, municipal and other local anti-discrimination statutes; any and all claims for alleged breach of an express or implied contract; any and all tort claims including, but not limited to, alleged retaliation for assertion of workers’ compensation rights; any and all claims under workers’ compensation law; and any and all claims for attorney’s fees.
          2.2 The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other claim against any Released Person arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. This Agreement will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. In addition, this release shall not affect the Executive’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.
          2.3 The foregoing will not be deemed to release the Company from (a) claims solely to enforce this Agreement, (b) claims for indemnification under the Company’s By-Laws and/or any applicable indemnification agreements, and/or (c) claims to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state law. The foregoing will not be deemed to release any person or entity from claims arising after the date of this Agreement, whether under this Agreement, under the Employment Agreement or otherwise, including any additional benefits payable under Section 4.2(a)(3)(t), (y) and (z) if a Change of Control (as that term is defined in the Employment Agreement) occurs within 240 days after the Termination Date.
     3. Restrictive Covenants. The Executive acknowledges that the restrictive covenants contained in Section 5 of the Employment Agreement (the “Restrictive Covenants”) will survive the termination of Executive’s employment. The Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions and all provisions of Section 5 of the Employment Agreement.
     4. Return of Company Property. The Executive represents and warrants that he has returned all property belonging to and requested by the Company to be returned, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in the Executive’s possession or under the Executive’s control.
     5. Cooperation. The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company; provided that such cooperation shall not unreasonably interfere with Executive’s employment with another employer after termination of his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.
     6. Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Agreement in its entirety; (b) he has entered into this Agreement knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Agreement to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement, in which case this Agreement shall be unenforceable, null and void. The Executive may revoke this Agreement during those seven (7) days by providing written notice of revocation to the Vice President of Human Resources and Administration of the Company.
     7. Challenge. If the Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Agreement, no further payments, rights or benefits under Section 4(a)(2) of the Employment Agreement will be due to the Executive.
     8. Miscellaneous.
          8.1 No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.
          8.2 Arbitration. The parties agree that Section 6(c) of the Employment Agreement shall survive and be applicable to this Agreement.
          8.3 No Reinstatement. The Executive agrees that he will not without the consent of the Company apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.
          8.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
          8.5 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
          8.6 Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

          8.7 Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Texas, without regard to the application of the principles of conflicts of laws.
          8.8 Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case effective as of the date first above written.

EMPLOYEE:

Patrick R. Oenbring

Date: , 2011

COMPANY:

HARVEST NATURAL RESOURCES, INC.

By:

Name:

Title:

Date: , 2011

APPENDIX 1 TO
SEPARATION AND RELEASE AGREEMENT
Payments
Pursuant to Section 4(a)(2) of the Employment Agreement, the Executive is entitled to the following payments upon termination of his employment by the Company pursuant to Section 4(a)(1):

	Amount of	Date Amount to be
Description of Payment	Payment	Paid
An amount equal to 24 months of the Executive’s $26,250 monthly base salary, which shall be paid on the date that is six months following the Termination Date	$630,000	January 2, 2012

An amount equal to 24 months of the maximum contribution the Company may make for the Executive under the Company’s 401(k) profit sharing plan, which shall be paid on the date that is six months following the Termination Date	$19,600	January 2, 2012
Vesting of Stock Option and Restricted Stock Awards
Below is a list of the stock options granted by the Company to the Executive that are outstanding as of the Termination Date (the “Stock Options”). Pursuant to Section 4(a)(2) of the Employment Agreement, the Stock Options became fully vested on the Termination Date and are exercisable before 5:00 p.m. (Central Time) on July 5, 2012, in accordance with the terms of the applicable award agreements for the Stock Options:

		Number of	Number of Shares
	Title of Applicable Award	Shares Subject	Not Vested as of
Grant Date	Agreement	to Award	Termination Date
April 14, 2008	Harvest Natural Resources Stock Option Agreement	120,000	0

June 18, 2009	Harvest Natural Resources 2006 Long Term Incentive Plan Stock Option Agreement	15,000	10,000

May 20, 2010	Harvest Natural Resources 2010 Long Term Incentive Plan Stock Option Award Agreement	47,800	31,867
Appendix 1 — Page 1

Below is a list of the awards of restricted shares of the Company’s Common Stock granted by the Company to the Executive that are outstanding as of the Termination Date (the “Restricted Stock Awards”). Pursuant to Section 4(a)(2) of the Employment Agreement, the restriction period for each of the Restricted Stock Awards lapsed and the Restricted Stock Awards became fully vested on the Termination Date. On or before August 4, 2011, the Company will deliver to the Executive certificates representing the shares of the Company’s Common Stock to be delivered to the Executive under and in accordance with the Restricted Stock Awards.

		Number of	Number of Shares
	Title of Applicable Award	Shares Subject	Not Vested as of
Grant Date	Agreement	to Award	Termination Date
June 18, 2009	Harvest Natural Resources 2004 Long Term Incentive Plan Employee Restricted Stock Award Agreement	15,000	15,000

May 20, 2010	Harvest Natural Resources 2010 Long Term Incentive Plan Employee Restricted Stock Award Agreement	17,500	17,500
Reimbursements
Pursuant to Section 4(a)(2) of the Employment Agreement, the Executive shall be reimbursed by the Company for up to $20,000 of outplacement services with an outplacement service approved by the Vice President of Human Resources and Administration of the Company provided that the expenses for the outplacement services are reasonable and are incurred no later than December 31, 2013.
Additional Benefits — Consideration for Annual Performance Bonus
The Employee will be evaluated as part of the Company’s discretionary annual performance bonus program for the year 2011 and may receive a prorated amount of the annual performance bonus for the year 2011 the Employee could have received under the program if he had remained an employee of the Company, as determined in the sole discretion of the Company and payable at the time determined by Company.
Appendix 1 — Page 2